As filed with the Securities and Exchange Commission on December 28, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CADENCE BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38058	47-1329858
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

(713) 871-4000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jerry W. Powell

Executive Vice President and General Counsel

Cadence Bancorporation

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

Telephone: (713) 871-4000

Facsimile: (713) 634-4930

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Edward D. Herlihy, Esq. David E. Shapiro, Esq. Mark F. Veblen, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000	J. Thomas Wiley, Jr. Chief Executive Officer State Bank Financial Corporation 3399 Peachtree Road, NE, Suite 1900 Atlanta, Georgia 30326 Telephone: (404) 475-6599	Allie Nagy, Esq. Nikki Lee, Esq. Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW / Suite 1700 Atlanta, Georgia 30363 Telephone: (404) 322-6000

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  File No. 333-225587

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Class A common stock, par value $0.01 per share	4,310,000	N/A	N/A	N/A

(1)

Represents the maximum number of additional shares of Class A common stock, par value $0.01 per share, which we refer to as the Cadence Class A common stock, of Cadence Bancorporation, which we refer to as Cadence, estimated to be issuable upon completion of the merger described in the joint information statement/proxy statement and prospectus included in Cadence’s Registration Statement on Form S-4, as amended (File No. 333-225587), which was declared effective on July 24, 2018, which we refer to as the Initial Registration Statement. Cadence previously registered 47,310,522 shares of Cadence Class A common stock pursuant to the Initial Registration Statement.

(2)

Upon filing the Initial Registration Statement, the proposed maximum aggregate offering price was calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act. Solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, the proposed maximum aggregate offering price was calculated as follows: the product of (A) $34.05, the average of the high and low prices per share of common stock of State Bank Financial Corporation, which we refer to as State Bank, as reported on The NASDAQ Stock Market LLC on June 5, 2018 and (B) 40,784,933, the estimated maximum number of shares of State Bank common stock expected to be exchanged in connection with the merger, including shares reserved for issuance under various equity plans and warrants to purchase shares of State Bank common stock. The estimated maximum number of shares of State Bank common stock expected to be exchanged in connection with the merger has not changed. Accordingly, the proposed maximum aggregate offering price calculated in connection with the filing of the Initial Registration Statement has not changed.

(3)

Upon filing the Initial Registration Statement, the fee payable was calculated in accordance with Section 6(b) of the Securities Act. Because the proposed maximum aggregate offering price did not change, no additional fee is due.

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to the registration statement on Form S-4, as amended (File No. 333-225587), declared effective on July 24, 2018, which we refer to as the Initial Registration Statement, Cadence Bancorporation, which we refer to as Cadence, registered an aggregate of 47,310,522 shares of Class A common stock, par value $0.01 per share, which we refer to as the Cadence Class A common stock, of Cadence. Cadence is filing this registration statement on Form S-4, which we refer to as the 462(b) Registration Statement, with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering an additional 4,310,000 shares of Cadence Class A common stock for issuance to the holders of shares of common stock of State Bank Financial Corporation, which we refer to as State Bank, as part of the merger consideration pursuant to the Agreement and Plan of Merger, dated as of May 11, 2018, between Cadence and State Bank.

INCORPORATION OF DOCUMENTS BY REFERENCE

This 462(b) Registration Statement incorporates by reference the contents of the Initial Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this 462(b) Registration Statement are listed on the Exhibit Index attached to and filed with this 462(b) Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the securities to be issued.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of Dixon Hughes Goodman LLP.

24.1	Power of Attorney.*

99.1	Consent of Goldman Sachs & Co. LLC.

99.2	Consent of Sandler O’Neill & Partners, L.P.

99.3	Consent of Raymond James & Associates Inc.

99.4	Consent of FIG Partners, LLC.

*	Previously filed with the Initial Registration Statement (File No. 333-225587).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on December 28, 2018.

CADENCE BANCORPORATION

By:	/s/ Paul B. Murphy, Jr.
Name:	Paul B. Murphy, Jr.
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Paul B. Murphy, Jr. Paul B. Murphy, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	December 28, 2018

By:	* Valerie C. Toalson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2018

By:	* William B. Harrison, Jr.	Director	December 28, 2018

By:	* Robert K. Steel	Director	December 28, 2018

By:	* J. Richard Fredericks	Director	December 28, 2018

By:	* Scott M. Stuart	Director	December 28, 2018

By:	* Marc J. Shapiro	Director	December 28, 2018

* Jerry W. Powell, by signing his name hereto, does hereby sign this Registration Statement on behalf of the officers and directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such officers and directors and filed with the U.S. Securities and Exchange Commission.

By:	/s/ Jerry W. Powell
Jerry W. Powell
Attorney-in-Fact

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